Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden Short-Term Bond Fund, Inc. – Dryden Short-Term Corporate Bond Fund:

We consent to the incorporation by reference in the registration statement (Nos. 811-05594 and 033-22363) on Form N-1A of Dryden Short Term Bond Fund, Inc. – Dryden-Short Term Corporate Bond Fund (the “Fund”) of our report dated February 28, 2008, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of December 31, 2007, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which report appears in the December 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

February 28, 2008